Rule 424(b)(3)
                                                           File No.: 333-36446


PROSPECTUS

                               4,000,000 Shares
                               Time Warner Inc.
                    Common Stock, Par Value $0.01 per Share

          This prospectus relates to 4,000,000 shares of common stock, par value $0.01 per share, of Time Warner Inc. that Merrill Lynch, Pierce, Fenner & Smith, Inc. received upon exercise of a call option granted to Merrill Lynch by R.E. Turner, the Vice Chairman of Time Warner, on May 12, 1997. Merrill Lynch may resell the shares or deliver them to persons from whom it borrowed shares of Time Warner common stock for the purpose of making short sales for its account. To the extent that these shares of Time Warner common stock are offered for sale by Merrill Lynch, they will be offered for sale from time to time pursuant to this prospectus for the account of Merrill Lynch. Time Warner will not receive any of the proceeds from such sales.

          The Time Warner common stock covered by this prospectus is listed on the New York Stock Exchange ("NYSE") under the symbol "TWX". On May 23, 2000, the last sale price for one share of Time Warner common stock was $74.25 as reported on the NYSE Composite Transactions Tape.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 24, 2000


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                                                                             2

                               Table of Contents

                                                                           Page

Where you can find more information...............................           2
Incorporation of certain documents by reference...................           3
The Company.......................................................           4
Use of Proceeds...................................................           6
Plan of Distribution..............................................           6
Legal Opinions....................................................           6
Experts...........................................................           6


                      WHERE YOU CAN FIND MORE INFORMATION

          Time Warner files reports, proxy statements and other information with the Securities and Exchange Commission pursuant to public reporting requirements of the Securities Exchange Act of 1934. These documents may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Public Reference Room      New York Regional Office    Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center        Citicorp Center
Room 1024                  Suite 1300                  500 West Madison Street
Washington, D.C. 20549     New York, NY 10048          (Suite 1400)
                                                       Chicago, Illinois 60661

          Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov".

          Time Warner's common stock is traded on the New York Stock Exchange. Reports, proxy statements and other information concerning Time Warner may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York.


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                                                                             3

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Securities and Exchange Commission allows Time Warner to "incorporate by reference" information into this prospectus, which means that Time Warner can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

          This prospectus incorporates by reference the documents set forth below that Time Warner has previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Time Warner that is not included in or delivered with this prospectus.

Time Warner Inc. (File No. 1-12259)  Period or Date
----------------------------------   --------------

1.  Annual Report on Form 10-K       Year ended December 31, 1999.

2.  Quarterly Report on Form 10-Q    Quarter ended March 31, 2000

3. Current Reports on Form 8-K       January 10, 2000 (filed January 14, 2000);
                                     January 23, 2000 (filed January 28, 2000);
                                     February 2, 2000 (filed February 10, 2000);
                                     January 10, 2000 (filed February 11, 2000);
                                     March 13, 2000 (filed March 13, 2000);
                                     March 31, 2000 (filed March 31, 2000);
                                     April 12, 2000 (filed April 19, 2000);
                                     April 19, 2000 (filed April 25, 2000); and
                                     May 22, 2000 (filed May 22, 2000).

4. The description of Time Warner Inc. common stock, par value $0.01 per share, set forth in Item 4 in the registration statement on Form 8-B as filed with the Securities and Exchange Commission on October 2, 1996 pursuant to Section 12(b) of the Securities
Exchange Act of 1934, as amended by a Form
8-A/A filed with the Securities and Exchange
Commission on January 31, 2000.

          Time Warner also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

          If you are a stockholder, Time Warner may have sent you some of the documents incorporated by reference, but you can obtain any of them through Time Warner, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from Time Warner without charge, excluding all exhibits, except that if Time Warner has specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Time Warner at the following address:

                               Time Warner Inc.
                             75 Rockefeller Plaza
                              New York, NY 10019
                           Telephone: (212) 484-6971
                           Attn: Investor Relations


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                                                                             4

                                  THE COMPANY

          Because the following is a summary of the business of Time Warner, it does not contain all the information that may be important to investors. You should read it together with the detailed information and financial statements referred to or incorporated by reference herein.

Description of Business

          Time Warner is the world's leading media and entertainment company. Time Warner's principal business objective is to create and distribute branded information and entertainment copyrights throughout the world. Time Warner classifies its business interests into six fundamental areas:

          o Cable Networks, consisting principally of interests in cable television programming;

          o Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing;

          o Music, consisting principally of interests in recorded music and music publishing;

          o Filmed Entertainment, consisting principally of interests in filmed entertainment, television production and television broadcasting;

          o Cable, consisting principally of interests in cable television systems; and

          o Digital Media, consisting principally of interests in Internet-related and digital media businesses.

Investment in TWE

          Time Warner is a holding company that derives its operating income and cash flow from its investments in its subsidiaries, including Time Warner Entertainment Company, L.P., or "TWE", a limited partnership that owns a majority of Time Warner's interests in filmed entertainment, television production, television broadcasting and cable television systems, and a portion of its interests in cable television programming. Time Warner owns general and limited partnership interests in TWE consisting of 74.49% of the pro rata priority capital and residual equity capital, and 100% of the junior priority capital. The remaining 25.51% limited partnership interests in the pro rata priority capital and residual equity capital of TWE are held by a subsidiary of MediaOne Group, Inc. A significant portion of TWE's cable television systems is held by the Time Warner Entertainment -- Advance/Newhouse Partnership, of which TWE is the managing partner and owns a 64.8% interest.

Agreement to Merge with AOL

          On January 10, 2000, Time Warner announced that it had entered into an Agreement and Plan of Merger dated as of January 10, 2000, between America Online, Inc. ("AOL") and Time Warner. Under the terms of the merger agreement, Time Warner and AOL have formed a new holding company, named AOL Time Warner Inc., which wholly owns two subsidiaries. At the closing of the transaction, one of these subsidiaries will merge with and into AOL, and the other subsidiary will merge with and into Time Warner. As a result of the mergers, Time Warner and AOL will each become a wholly owned subsidiary of AOL Time Warner Inc.

          Under the terms of the merger agreement, Time Warner and AOL stock will be converted to AOL Time Warner stock at fixed exchange ratios. Each share of Time Warner common stock will be exchanged for 1.5 shares of AOL Time Warner common stock, and each share of AOL common stock will be exchanged for
1.0 share of AOL Time Warner common stock. Each share of each series of Time Warner Preferred Stock will be converted into one share of a substantially identical series of AOL Time Warner Preferred Stock.

          The mergers are subject to various conditions set forth in the merger agreement, including the adoption of the merger agreement by the stockholders of each of Time Warner and AOL, certain U.S. and foreign regulatory approvals and other customary conditions. It is anticipated that the mergers will be completed during the fall of 2000. Additional information concerning the mergers is contained in Time Warner's Current Report on Form 8-K dated May 22, 2000.


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                                                                             5

Combination Agreement with EMI

          On January 24, 2000, Time Warner and EMI Group plc announced that they had signed definitive agreements to combine their recorded music and music publishing businesses into a global joint venture. The new company, Warner EMI Music, will be one of the world's leading music companies, with broad domestic and international holdings. The global joint venture will be owned equally by Time Warner and EMI Group. The eleven-member Warner EMI Music board of directors, controlled by Time Warner, will consist of six Time Warner designees and five EMI designees.

          The transaction is subject to certain conditions, including regulatory consents and EMI Group shareholder approval, and is expected to be completed by the end of 2000. Additional information concerning the transaction is contained in Time Warner's Current Report on Form 8-K dated January 23, 2000.

General

          Time Warner's principal executive offices are located at 75 Rockefeller Plaza, New York, New York 10019 and its telephone number is (212) 484-8000.


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                                                                             6

                                USE OF PROCEEDS

          Time Warner will not receive any of the proceeds from the sale from time to time of the Time Warner common stock offered hereby. All proceeds from the sale of the common stock offered hereby will be for the account of Merrill Lynch, as described below. See "Plan of Distribution" described below.

                             PLAN OF DISTRIBUTION

          Merrill Lynch may resell the shares of Time Warner common stock covered by this prospectus or deliver them to persons from whom it borrowed shares of common stock of Time Warner for the purpose of making short sales for its account.

          Merrill Lynch may resell the shares of Time Warner common stock covered by this prospectus from time to time on markets where the common stock of Time Warner is traded or on an exchange in accordance with rules of the exchange at prices related to market prices prevailing at the time of sale. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

          Any broker-dealers or agents who participate in the distribution of the shares may be deemed to be an "under writer" within the meaning of the Securities Act of 1933, and any profit on the sale of the shares by such broker- dealer or agent may be deemed to be underwriting commissions under the Securities Act.

          Mr. Turner will pay the registration fee in connection with the registration of the Time Warner common stock covered by this prospectus. Time Warner will pay all other expenses and fees related to such registration. Time Warner has agreed to indemnify Mr. Turner, Merrill Lynch, each officer and director of Merrill Lynch and any person who controls Mr. Turner or Merrill Lynch against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, including liabilities under the Securities Act. Each of Mr. Turner and Merrill Lynch has agreed to indemnify Time Warner and each other and, in each case, each of its respective officers and directors and any person who controls such person against certain liabilities and expenses arising out of or based upon information specifically provided by such selling stockholder for inclusion in this prospectus and the registration statement of which this prospectus forms a part, including liabilities under the Securities Act.

          Time Warner may, under specified circumstances, determine at any time to suspend the availability of this prospectus for use by Merrill Lynch.

                                LEGAL OPINIONS

          Certain legal matters in connection with the Time Warner common stock offered hereby were passed upon for Time Warner by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

          Ernst & Young LLP, independent auditors, have audited the consolidated financial statements, schedule and supplementary information of Time Warner and the consolidated financial statements and schedule of TWE included in Time Warner's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. These consolidated financial statements, schedules and supplementary information are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

          Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of America Online, Inc. for the three years ended June 30, 1999 incorporated by reference as Exhibit 99 to its Form 10Q/A for the quarterly period ended March 31, 2000, as set forth in their report, which is incorporated by reference in Time Warner's Current Reports on Form 8-K dated January 10, 2000, March 31, 2000 and May 22, 2000, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.